Rule 10f-3 Transaction Exhibit
Nuveen Performance Plus Municipal Fund, Inc.
FILE #811-5809
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
5/21/08
Massachusetts Health and Educational Facilities Authority Revenue Bonds
$371,235,000
$482,530.00
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
6/25/08
Michigan Tobacco Settlement Authority
$206,213,850.75
$2,962,129.50
Citigroup Global Markets Inc.
DEPFA First Albany Securities LLC
Comerica Securities
Fifth Third Securities, Inc.
Lehman Brothers
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated